SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934



                             VELOCITY EXPRESS CORP.
                                (Name of Issuer)

                    COMMON STOCK PAR VALUE $0.004 PER SHARE
                         (Title of Class of Securities)

                                   92257T608
                                 (CUSIP Number)

                                February 5, 2007
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 2 OF 14

--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charter Oak Partners
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Connecticut
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,545,795
OWNED BY          --------------------------------------------------------------
EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,545,795
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,545,795
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    5.7%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 3 OF 14

--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Charter Oak Partners II, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    256,441
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    256,441
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    256,441
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    0.9%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 4 OF 14

--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Fine Partners, L.P.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        Connecticut
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,802,236
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,802,236
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,802,236
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    6.6%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    PN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 5 OF 14

--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Margaret McGlade Epprecht
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,802,236
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,802,236
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,802,236
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    6.6%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 6 OF 14

--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jeffrey Chaffkin
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,802,236
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,802,236
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,802,236
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    6.6%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 7 OF 14

--------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Deborah Ziskin
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [X]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
--------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                    1,802,236
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                    1,802,236
--------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                    1,802,236
--------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
--------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                    6.6%
--------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    IN
--------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 8 OF 14


ITEM 1(a).  NAME OF ISSUER:

            Velocity Express Corp. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            One Morningside Drive North
            Building B, Suite 300
            Westport, CT 06880

ITEM 2(a).  NAME OF PERSON FILING:

      This Statement is filed by:

            (i) Charter Oak Partners, a Connecticut limited partnership ("COP"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

            (ii) Charter Oak Partners II, L.P., a Delaware limited partnership ("COP II"), with respect to the shares of Common Stock directly owned by it;

            (iii) Fine Partners, L.P., a Connecticut limited partnership ("Fine
                  Partners"), which serves as a General Partner and Managing Partner of COP and COP II, with respect to shares of Common Stock directly owned by COP and COP II;

            (iv) Margaret McGlade Epprecht ("Ms. Epprecht"), a General Partner of COP and COP II, with respect to shares of Common Stock directly owned by COP and COP II;

            (v) Jeffrey Chaffkin ("Mr. Chaffkin"), a General Partner of COP and COP II, with respect to shares of Common Stock directly owned by COP and COP II;

            (vi) Deborah Ziskin ("Ms. Ziskin"), a General Partner of COP and COP II, with respect to shares of Common Stock directly owned by COP and COP II;

            The foregoing persons are hereinafter collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is 10 Wright Street, 2nd Floor, Suite 210, Westport, Connecticut 06881.

ITEM 2(c).  CITIZENSHIP:

      COP and Fine Partners are Connecticut limited partnerships. COP II is a Delaware limited partnership. Ms. Epprecht, Mr. Chaffkin and Ms. Ziskin are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

Schedule 13G
CUSIP No. 92257T608                                                 PAGE 9 OF 14


      COMMON STOCK PAR VALUE $0.004 PER SHARE

ITEM 2(e).  CUSIP NUMBER:

      92257T608

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act;

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ]  Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

      A. COP

         (a)  Amount beneficially owned: 1,545,795

         (b) Percent of class: 5.7% The percentages used herein and in the rest of Item 4 are calculated based upon the 27,307,913 shares of Common Stock issued and outstanding as of February 8, 2007 as reflected in the Company's most recent 10-Q filing.

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,545,795

Schedule 13G
CUSIP No. 92257T608                                                PAGE 10 OF 14


              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,545,795

      B. COP II

         (a)  Amount beneficially owned: 256,441

         (b)  Percent of class: 0.9%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 256,441

              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    256,441

      C. Fine Partners

         (a)  Amount beneficially owned: 1,802,236

         (b)  Percent of class: 6.6%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,802,236

              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,802,236

      D. Ms. Epprecht

         (a)  Amount beneficially owned: 1,802,236

         (b)  Percent of class: 6.6%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,802,236

              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,802,236

Schedule 13G
CUSIP No. 92257T608                                                PAGE 11 OF 14


      E. Mr. Chaffkin

         (a)  Amount beneficially owned: 1,802,236

         (b)  Percent of class: 6.6%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,802,236

              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,802,236

      F. Ms. Ziskin

         (a)  Amount beneficially owned: 1,802,236

         (b)  Percent of class: 6.6%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii)  shared power to vote or to direct the vote: 1,802,236

              (iii) sole power to dispose or to direct the disposition: 0

              (iv)  shared power to dispose or to direct the disposition:
                    1,802,236

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

Schedule 13G
CUSIP No. 92257T608                                                PAGE 12 OF 14


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 92257T608                                                PAGE 13 OF 14


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 15, 2007                CHARTER OAK PARTNERS
                                         By: Fine Partners, L.P.
                                         General Partner

                                         By: /s/ Jerrold N. Fine
                                         ------------------------------
                                         Name:  Jerrold N. Fine
                                         Title: General Partner

                                         CHARTER OAK PARTNERS II, L.P.
                                         By: Fine Partners, L.P.
                                         General Partner

                                         By:/s/ Jerrold N. Fine
                                         ------------------------------
                                         Name:  Jerrold N. Fine
                                         Title: General Partner


                                         By: /s/ Margaret McGlade Epprecht
                                         ------------------------------
                                         Margaret McGlade Epprecht


                                         By: /s/ Jeffrey Chaffkin
                                         ------------------------------
                                         Jeffrey Chaffkin


                                         By: /s/ Deborah Ziskin
                                         ------------------------------
                                         Deborah Ziskin

Schedule 13G
CUSIP No. 92257T608                                                PAGE 14 OF 14


                                   EXHIBIT 1

                          JOINT ACQUISITION STATEMENT

                           PURSUANT TO RULE 13d-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 15, 2007                CHARTER OAK PARTNERS
                                         By: Fine Partners, L.P.
                                         General Partner

                                         By: /s/ Jerrold N. Fine
                                         ------------------------------
                                         Name:  Jerrold N. Fine
                                         Title: General Partner

                                         CHARTER OAK PARTNERS II, L.P.
                                         By: Fine Partners, L.P.
                                         General Partner

                                         By: /s/ Jerrold N. Fine
                                         ------------------------------
                                         Name:  Jerrold N. Fine
                                         Title: General Partner


                                         By: /s/ Margaret McGlade Epprecht
                                         ------------------------------
                                         Margaret McGlade Epprecht


                                         By: /s/ Jeffrey Chaffkin
                                         ------------------------------
                                         Jeffrey Chaffkin


                                         By: /s/ Deborah Ziskin
                                         ------------------------------
                                         Deborah Ziskin